Exhibit 99.1

News Release

Contact:

Investors            Media
Ankur Vyas            Mike McCoy
(404) 827-6714        (404) 588-7230

For Immediate Release
March 11, 2015

SunTrust to Increase Quarterly Common Stock Dividend and
Share Repurchase Program

ATLANTA, -- SunTrust Banks, Inc. (NYSE: STI) today announced that the Federal Reserve has completed its review of the Company’s capital plan submitted in connection with the 2015 Comprehensive Capital Analysis and Review (“CCAR”) and has no objections to the planned capital actions. The capital actions, subject to the approval of SunTrust’s Board of Directors and anticipated to cover five quarters, include:

▪	A 20% increase in the quarterly common stock dividend from $0.20 per share to $0.24 per share, beginning in the second quarter of 2015;

▪
An increase in the Company’s share buyback program, which authorizes up to $875 million of outstanding common stock to be repurchased between the second quarter of 2015 and the second quarter of 2016; and

▪	Maintaining dividend payments on the Company’s preferred stock.

“Continued execution of our core strategies has led to significantly improved financial performance and has also supported an increase in the return of capital to our shareholders through a higher common stock dividend and a larger share repurchase program,” said William H. Rogers, Jr., chairman and chief executive officer of SunTrust Banks, Inc. “We are building on the momentum we’ve generated and are focused on continuing to serve our clients and our communities to generate long-term value for our shareholders.”

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About SunTrust Banks, Inc.
SunTrust Banks, Inc., headquartered in Atlanta, is one of the nation’s largest banking organizations, serving a broad range of consumer, commercial, corporate, and institutional clients. As of December 31, 2014, SunTrust had total assets of $190.3 billion and total deposits of $140.6 billion. Through its flagship subsidiary, SunTrust Bank, the Company operates an extensive branch and ATM network throughout the Southeast and Mid-Atlantic states and a full array of technology-based, 24-hour delivery channels. The Company also serves clients in select markets nationally. Its primary businesses include deposit, credit, trust, and investment services. Through its various subsidiaries, the Company provides mortgage banking, asset management, securities brokerage, and capital market services. SunTrust’s Internet address is suntrust.com.

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